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                                                          EDGAR
EXHIBIT NO.       EXHIBIT NAME                            EXHIBIT NO.
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6(xi)             Supplement to Distribution Contract     99.B6(xi)
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                                 SUPPLEMENT TO
                             DISTRIBUTION CONTRACT


                                  PIMCO Funds
                           840 Newport Center Drive
                        Newport Beach, California 92660


                               November 19, 1996


PIMCO Funds Distribution Company
One Station Place
Stamford, CT  06902

     RE:  PIMCO Real Return Bond Fund

Dear Sirs:

     This will confirm the agreement between the undersigned (the "Trust") and PIMCO Funds Distribution Company (the "Distributor") as follows:

     1. The Trust is an open-end management investment company organized as a Massachusetts business trust and consisting of such separate investment portfolios as have been or may be established by the Trustees of the Trust from time to time. Five separate classes of shares of beneficial interest in the Trust are offered to investors with respect to each investment portfolio. The PIMCO Real Return Bond Fund (the "Fund") is a separate investment portfolio of the Trust.

     2. The Trust and the Distributor have entered into a Distribution Contract (the "Contract") dated _______________, 199__, as amended, pursuant to which the Distributor has agreed to be the distributor of shares of the Trust.

     3. As provided in paragraph 1 of the Contract, the Distributor hereby adopts the Contract with respect to the Fund and the Distributor hereby acknowledges that the Contract shall pertain to the Fund, the terms and conditions of such Contract being hereby incorporated herein by reference.

     4. This Supplement and the Contract shall become effective with respect to the Fund on _______________, 199__ and shall continue in effect until such time as there shall remain no unsold balance of shares registered under the 1933 Act, provided that this Contract shall continue in effect for a period of more
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than two years from the effective date of this Supplement only so long as such continuance is specifically approved at least annually by (a) the Trust's Board of Trustees or by the vote of a majority of the Trust's
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outstanding voting securities (as defined in the 1940 Act) and (b) by the vote, cast in person at a meeting called for the purpose, of a majority of the Trust's Trustees who are not parties to this Contract or "interested persons" (as defined in the 1940 Act) of any such party. This Contract shall terminate automatically in the event of its assignment (as defined in the 1940 Act). This Contract may, in any event, be terminated at any time without the payment of any penalty, by the Trust upon 60 days' written notice to the Distributor and by the Distributor upon 60 days' written notice to the Trust.

     If the foregoing correctly sets forth the agreement between the Trust and the Distributor, please so indicate by signing and returning to the Trust the enclosed copy hereof.

                              Very truly yours,

                              PIMCO FUNDS



                              BY:
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                              TITLE:



ACCEPTED:

PIMCO FUNDS DISTRIBUTION COMPANY



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